Exhibit (a)(5)(D)

Viatris Announces Commencement of Tender Offer to Acquire Pacira BioSciences, Inc.
PITTSBURGH – Oct. 30, 2026 – Viatris Inc. (“Viatris”) (Nasdaq: VTRS), a global healthcare company, today announced that Peach Purchaser Sub Inc. (“Purchaser”), a wholly owned subsidiary of Viatris, has commenced a tender offer to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Pacira BioSciences, Inc. (“Pacira”) (Nasdaq: PCRX), for $36.50 per Share, in cash, net of applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated Oct. 30, 2026 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the accompanying Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase and other related materials, as they may be amended or supplemented from time to time, the “Offer”).
The Offer is being made pursuant to the Agreement and Plan of Merger, dated Oct. 8, 2026, by and among Viatris, Purchaser and Pacira (as it may be amended or supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, that as soon as practicable following the consummation of the Offer, on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Purchaser will be merged with and into Pacira (the “Merger”) with Pacira continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Viatris. By virtue of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (subject to certain exceptions set forth in the Merger Agreement) will be converted into the right to receive $36.50 per Share, in cash, net of applicable withholding taxes and without interest. The Merger will be governed by Section 251(h) of the DGCL and, as a result, does not require a vote of Pacira’s stockholders. Purchaser may not provide any “subsequent offering period” for the Offer (within the meaning of Rule 14d-11 promulgated under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”)) without the prior written consent of Pacira.
Pacira’s board of directors (the “Pacira Board”) has published a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) and filed the Schedule 14D-9 with the U.S. Securities and Exchange Commission (the “SEC”) on Oct. 30, 2026. The Schedule 14D-9 includes, among other things, the unanimous recommendation of the Pacira Board that Pacira’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

The Offer and withdrawal rights will expire one minute following 11:59 p.m., Eastern Time, on Nov. 16, 2026, unless the Offer is extended or earlier terminated (such date, or any subsequent date to which the expiration of the Offer is extended in accordance with the terms of the Merger Agreement, the “Expiration Date”). The Offer may be extended as provided in the Merger Agreement. Any extension, delay, termination or amendment of the Offer will be followed, as promptly as practicable, by a public announcement thereof, and such announcement, in the case of an extension, will be made no later than 9 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. Shares that are tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, if such Shares have not yet been accepted for payment by Purchaser pursuant to the Offer (the time of such acceptance, the “Offer Acceptance Time”), may also be withdrawn at any time after Dec. 29, 2026, which is the 60th day after the date of the commencement of the Offer. Upon the terms and subject to the conditions of the Offer, Purchaser will promptly accept for payment at the Offer Acceptance Time, and pay for all Shares that are validly tendered (and not validly withdrawn) pursuant to the Offer as promptly as practicable after the Offer Acceptance Time.
Purchaser’s obligation to pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to certain conditions, including, among others, (a) the Minimum Condition (as defined below), (b) the expiration or termination of the waiting period (or any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (c) the absence of any legal restraint that prohibits or makes illegal the consummation of the Offer or the Merger. The “Minimum Condition” means that, prior to the Expiration Date, there will have been validly tendered (and not validly withdrawn) in the Offer a number of Shares that, together with the Shares then owned by Purchaser and its affiliates (as such term is defined in Section 251(h)(6) of the DGCL), represents at least one Share more than 50% of the total number of Shares issued and outstanding at the time of expiration of the Offer, excluding for these purposes Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository” (as such terms are defined in Section 251(h)(6) of the DGCL). The Offer is not subject to a financing condition.
The documentation relating to the Offer (including the Offer to Purchase, the Letter of Transmittal and the Schedule 14D-9) can be accessed at the following link: https://www.shareholdermaterials.com/pcrx2026/. The Offer to Purchase, the related Letter of Transmittal and the Schedule 14D-9 (which contains the recommendation of the Pacira Board and the reasons therefor) contain important information. Pacira’s stockholders should carefully read all documents in their entirety before any decision is made with respect to the Offer.
The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 promulgated under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Pacira has provided Purchaser with its stockholder list, security position listings and certain other information regarding the beneficial owners of Shares for the purpose of disseminating the Offer to holders of Shares. Purchaser will send the Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
Questions or requests for assistance may be directed to Innisfree M&A Incorporated, who is serving as the information agent (the “Information Agent”), at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser’s expense.

INNISFREE M&A INCORPORATED
500 Fifth Avenue, 21st Floor
New York, NY 10110
Shareholders May Call:
(866) 239-1760 (TOLL-FREE from the U.S. and Canada), or
+1 (412) 232-3651 (from other countries)
Banks and Brokers May Call Collect:
(212) 750-5833
About Viatris
Viatris Inc. (Nasdaq: VTRS) is a global healthcare company whose mission is to empower people worldwide to live healthier at every stage of life. We meet the needs of patients around the world by acting decisively with ingenuity and resolve. Whether we’re developing new medicines, working to maintain a resilient supply of needed therapies, or pursuing bold innovation, we strive to deliver solutions that are effective at scale and built to endure. We’re purpose-built to make an impact with a broad portfolio that spans generics, value-added medicines, established brands and innovative medicines that address areas of significant unmet need. We are headquartered in the U.S., with global centers in Pittsburgh, Shanghai and Hyderabad, India. Learn more at viatris.com and investor.viatris.com, and connect with us on LinkedIn, Instagram, YouTube and X.

Forward-Looking Statements
This communication contains “forward-looking statements”. Such forward-looking statements may include, without limitation, statements about the transaction (in which, among other things, Viatris, through its wholly-owned subsidiary, has commenced the Offer to acquire all of the outstanding Shares of Pacira and, following the consummation of the Offer, for such wholly-owned subsidiary of Viatris to be merged with and into Pacira), the expected timetable for completing the proposed transaction, the anticipated benefits and synergies of the proposed transaction, the ability to complete the transaction or to satisfy the various closing conditions, future opportunities for Viatris or Pacira and either of their products and any other statements regarding Viatris’ or Pacira’s future operations, strategic initiatives and priorities, restructuring activities, financial or operating results, capital allocation, dividend policy and payments, share repurchases, debt ratio and covenants, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, imperatives, competitions, commitments, confidence in future results, efforts to create, enhance or otherwise unlock value, other expectations, plans, trends, outlooks, projections, prospects and targets for future periods, and any other statements that are not historical facts. Forward-looking statements may often be identified by the use of words such as “will”, “may”, “can”, “could”, “should”, “would”, “project”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “potential”, “pipeline”, “intend”, “continue”, “target”, “seek” and variations of these words or comparable words.
Because forward-looking statements inherently involve known and unknown risks and uncertainties, actual future results, levels of activity, performance or achievements may differ materially from those expressed or implied by such forward-looking statements, and there can be no assurance that estimates, assumptions and expectations will prove to have been correct. Factors that could cause or contribute to such differences include, but are not limited to: the ability of Viatris and Pacira to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the ability of Viatris and Pacira to consummate the proposed transaction; the conditions to the completion of the proposed transaction (including, but not limited to, the Minimum Condition) not being satisfied or waived on the anticipated timeframe or at all; the regulatory approvals required for the proposed transaction not being obtained on the terms expected or on the anticipated schedule or at all; the possibility that competing offers may be made; the possibility that Viatris may be unable to achieve the intended or expected benefits, synergies and operating efficiencies in connection with the proposed transaction within the expected timeframe or at all or to successfully integrate Viatris and Pacira; Viatris’ or Pacira’s failure to achieve expected or targeted future financial and operating performance and results; the possibility that Viatris or Pacira may not realize the intended benefits of, or achieve the intended goals or outlooks with respect to, its strategic initiatives and priorities; actions and decisions of healthcare and pharmaceutical regulators; changes in relevant laws, regulations and policies and/or the application or implementation thereof, including but not limited to tax, healthcare and pharmaceutical laws, regulations and policies globally; the ability to attract, motivate and retain key personnel; Viatris’ or Pacira’s liquidity, capital resources and ability to successfully complete capital projections and obtain financing; Viatris’ or Pacira’s plans with respect to the repayment of indebtedness; any regulatory, legal or other impediments to Viatris’ or Pacira’s ability to bring new products to market; success of clinical trials and Viatris’ or Pacira’s (or, with respect to each, its partners’) ability to execute on new product opportunities and develop, manufacture and commercialize products; any changes in or difficulties with Viatris’ or Pacira’s manufacturing facilities, including with respect to short- or long-term shutdowns, inspections, remediation and restructuring activities, product labeling or regulatory compliance, supply chain continuity, inventory management, or the ability to meet anticipated demand; the scope, timing and outcome of any ongoing legal proceedings, including government inquiries or investigations, and the impact of any such proceedings on Viatris or Pacira; any significant breach of data security or data privacy or disruptions to Viatris’ or Pacira’s information technology systems; risks associated with having significant operations globally; the strength and ability to protect Viatris’ or Pacira’s intellectual property and patent terms and preserve their respective intellectual property rights; changes in third-party relationships; the effect of any changes in Viatris’ or Pacira’s (or, with respect to each, its partners’) customer and supplier relationships and customer purchasing patterns, including customer loss and business disruption being greater than expected following the proposed transaction; the impacts of competition, including decreases in sales or revenues as a result of the loss of market exclusivity for certain products; changes in the economic and financial conditions of Viatris or Pacira (or, with respect to each, its partners); uncertainties regarding future demand, pricing and reimbursement for Viatris’ or Pacira’s products; uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions, wars or other conflicts, potential for adverse impacts from future tariffs and trade restrictions, inflation rates, interest rates and global exchange rates; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis.

For more detailed information on the risks and uncertainties associated with Viatris and Pacira, see the risks described in Part I, Item 1A of their respective Annual Reports on Form 10-K for the year ended Dec. 31, 2025, and their other filings with the SEC. You can access their respective filings with the SEC through the SEC website at www.sec.gov or through their respective websites, and each of Viatris and Pacira strongly encourages you to do so. Viatris routinely posts information that may be important to investors on its website at investor.viatris.com, and uses this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD). The contents of each of Viatris’s and Pacira’s websites are not incorporated into this communication or their respective filings with the SEC. Each of Viatris and Pacira undertakes no obligation to update any statements herein for revisions or changes after the date of this communication other than as required by law.
Important Information about the Transaction and Where to Find It
This communication is for informational purposes only and it is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell Shares, nor is it a substitute for the tender offer materials that Viatris, Purchaser or Pacira have filed with the SEC.  Viatris has filed a Tender Offer Statement on Schedule TO, containing the Offer to Purchase, the Letter of Transmittal and other related tender offer documents, with the SEC, and Pacira has filed the Solicitation/Recommendation Statement on Schedule 14D-9 relating to the Offer with the SEC.  The Offer is only being made pursuant to the Offer to Purchase and the exhibits filed with respect thereto (including the Letter of Transmittal) and other related tender offer documents filed as a part of the Schedule TO, which contain the full terms and conditions of the Offer. Pacira’s stockholders are strongly advised to read the tender offer materials (including the Offer to Purchase, the Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9 carefully and in their entirety, as they may be amended or supplemented from time to time, because they contain important information about the Offer that Pacira’s stockholders should consider prior to making any decisions with respect to the Offer, including the terms and conditions of the Offer.  The Offer to Purchase, the Letter of Transmittal and other related tender offer documents, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, will be sent to all stockholders of Pacira at no expense to them.  The Tender Offer Statement on Schedule TO, the Solicitation/Recommendation Statement on Schedule 14D-9, and other related documents filed with the SEC are available for free at the website maintained by the SEC at www.sec.gov and can be accessed at the following link: https://www.shareholdermaterials.com/pcrx2026/.

In addition, a copy of the Offer to Purchase, the Letter of Transmittal and other related tender offer documents may be obtained free of charge by directing a request to Viatris at InvestorRelations@viatris.com.  A copy of the Solicitation/Recommendation Statement on Schedule 14D-9 also may be obtained free of charge by directing a request to Pacira at secretary@Pacira.com.
Contacts
Viatris
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Jennifer Mauer
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Matt Klein
Matthew.Klein@viatris.com

Investors:
+ 1.724.514.1813
InvestorRelations@viatris.com

Bill Szablewski
William.Szablewski@viatris.com